EXHIBIT 99.1

Source: GBank Financial Holdings Inc.

April 28, 2025 20:13 ET

GBank Financial Holdings Inc.

Announces Uplisting to Nasdaq Capital Market

LAS VEGAS, April 28, 2025 (GLOBE NEWSWIRE) -- GBank Financial Holdings Inc. (the “Company”) (OTCQX: GBFH), the parent company of GBank (the “Bank”), announced today that its shares of common stock have been approved for listing on the Nasdaq Capital Market and are expected to commence trading on April 30, 2025, under the ticker symbol “GBFH.” The Company’s shares will continue to trade on the OTCQX until trading on Nasdaq commences. Shareholders are not required to take any action as a result of the uplisting, and the Company’s ticker symbol “GBFH” will remain unchanged.

Edward M. Nigro, Executive Chairman, added, “Trading on the NASDAQ Capital Market culminates our efforts to provide shareholders with liquidity and consequential share value—thank you for believing in us and supporting us these many years—we look forward to many more.”

T. Ryan Sullivan, President and CEO of GBank Financial Holdings Inc., stated, “Our Nasdaq uplisting is more than a milestone—this moment affirms the strength of our strategy, the determination of our team, and the trust our shareholders have placed in us.”

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Notice Regarding Disclosures and Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable securities laws, including, but not limited to, any statements related to the listing, uplisting or trading of the Company’s common stock on the Nasdaq Capital Market. Forward-looking statements may generally be identified by the use of words such as “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” “target,” or “continue,” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include but are not limited to: changes in general economic conditions; potential recessionary impacts; market fluctuations; increased competition for deposits; regulatory changes affecting the banking industry; interest rate fluctuations; inflationary pressures; political instability; cybersecurity threats; severe weather or natural disasters; and the development and adoption of emerging technologies.

Although the Company believes that the assumptions underlying these forward-looking statements are reasonable, no assurance can be given that the results contemplated will be achieved. Due to these and other risks and uncertainties, readers are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements are made as of the date of this press release, and the Company does not undertake any obligation to update them to reflect new information or future events, except as required by law. All forward-looking statements included in the press release are qualified in their entirety by this cautionary statement.

Source: GBank Financial Holdings Inc.